Exhibit 10.1

Interim Funding Agreement Wells Fargo Equipment Finance, Inc. ׀ 733 Marquette Avenue, Suite 700 ׀ MAC N3906-070 ׀ Minneapolis, MN 55402

This Agreement dated as of December 1, 2015 by and between Wells Fargo Equipment Finance, Inc. (“Creditor”) and the undersigned lessee or purchaser or borrower from Creditor, as the case may be (the “Customer”).

WHEREAS Creditor has agreed to finance certain equipment for the Customer by way of lease, installment sale contract or promissory note (the “Contract”), such equipment being described as follows (the “Equipment”):

See Schedule A attached hereto and made a part hereof.

After Customer signs this Agreement, Customer authorizes Creditor to insert any missing information or change any inaccurate information (such as the model year of the Equipment or its serial number or VIN) into this Equipment description.

WHEREAS the vendor or vendors of the Equipment require progress payments to be made.

NOW THEREFORE the parties hereby agree as follows:

1.	Creditor agrees to make progress payments to the vendor or vendors of the Equipment subject to the terms of this Agreement.

2.	The aggregate amount advanced by Creditor hereunder shall not exceed $8,000,000.00, and Creditor shall not advance any progress payment hereunder without the prior written authorization of the Customer.

3.	Creditor shall not advance any progress payment hereunder until it shall have first received the following: (a) the Contract duly signed by the Customer and all other related documentation that can be delivered prior to the Customer’s acceptance of the Equipment, and (b) all advance payments and security deposits required by the Contract.

4.	The term “Cutoff Date” as used in this Agreement means the earliest to occur of the following dates: (a) January 31, 2016 (b) the date there occurs an Event of Default as defined in the Contract (notwithstanding that the Equipment has not then been delivered and accepted); or (c) the date there occurs a material adverse change in the financial condition, business, or prospects of the Customer from that considered by Creditor in making its decision to finance the Equipment.

5.	If on the Cutoff Date the Equipment has not been delivered to and accepted by the Customer under the Contract as evidenced by a delivery and acceptance certificate executed by the Customer in form and substance satisfactory to Creditor, then upon demand at any time after the Cutoff Date the Customer shall pay Creditor the total amount advanced hereunder and remaining unpaid on the Cutoff Date together with accrued but unpaid interest thereon determined as provided below, and Creditor shall no longer be obligated to make advances hereunder. Upon such payment, Creditor shall transfer all of its right, title, and interest in the Equipment and in progress payments advanced hereunder to the Customer without recourse or any warranty whatsoever. In order to protect its ability to acquire use of the Equipment, the Customer may, if Creditor has not demanded payment within 10 business days after the specific date set forth in clause (a) of the definition of Cutoff Date, pay Creditor within such period the amount that would have been due had such a demand been made, but if no such payment is made within such period, the Customer shall have no right to acquire use of the Equipment under the Contract, and Creditor may, at its option, by written notice to the Customer, declare the Contract and all of Creditor’s obligations thereunder terminated and acquire the Equipment for its own account or make any other arrangement with the vendor it can negotiate or demand payment from the Customer as provided above.

6.	Whether or not the Equipment is accepted by the Customer under the Contract, the Customer agrees to pay Creditor interest on the unpaid balance of the amount advanced hereunder from the date of the initial advance until the advances are fully paid at an annual rate (computed on the basis of actual days elapsed in a 360-day year) as follows: the interest rate in effect on the date a progress payment is advanced hereunder shall be the rate per annum determined by Creditor equal to (i) LIBOR plus (ii) 2%. “LIBOR” means the London interbank offered rate for deposits in United States dollars having a maturity of one month as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m. London time, two Business Days prior to the date the advance is made (or if not so reported, then as determined by Creditor from another recognized source or interbank quotation on or about such date) (provided however, if any such rate is below zero, then LIBOR shall be deemed to be zero). The rate shall initially be determined two Business Days prior to the date the advance is made and such initial rate shall remain in effect through the last day of the calendar month in which the advance is made. The interest rate in effect for each month thereafter during the term of this Agreement shall be the same percentage over LIBOR, determined as set forth above as of two Business Days prior to the first day of each calendar month. “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Minnesota are authorized or required by law to close.

7.	Interest shall be payable monthly beginning with the 10th day of the month following the month in which the first advance is made and on the same day of each month thereafter and also on the maturity date. The maturity date of this obligation is the earliest of

THIS AGREEMENT INCLUDES THE TERMS ON THE ATTACHED PAGE(S).

Creditor: Wells Fargo Equipment Finance, Inc.	Customer: Limoneira Company

/s/ Troy M. Holtz	/s/ Joseph D. Rumley
By	By

VP/Loan Administration Manager	Chief Financial Officer
Title	Title

(x) the date Creditor demands payment pursuant to paragraph 5, (y) the date the Equipment is accepted by the Customer under the Contract, or (z) the date the Customer prepays as permitted by paragraph 5.

8.	Some items of Equipment may be delivered by the vendor to the Customer without the Customer having accepted the items under the Contract. The Customer agrees to maintain insurance on each item of Equipment as required by the Contract from the date it is delivered to the Customer regardless of whether the Customer has accepted the item under the Contract.

9.	Although the Customer has agreed to reimburse Creditor as provided in paragraph 5 for amounts advanced by Creditor hereunder, such amounts do not constitute loans to the Customer, and Creditor as the party making the progress payments to the vendor or vendors reserves for its own benefit all rights to the Equipment and to the benefits of amounts advanced hereunder subject only to its obligations under the Contract and under this Agreement.

10. Creditor makes no representation as to when the Equipment may be delivered by the vendor thereof.

11.	This Agreement may not be assigned by the Customer without the prior written consent of Creditor. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

12.	This Agreement shall be governed by the same substantive laws that govern the Contract.

13.	If Customer is not an individual, (i) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Customer and will not violate any provision of Customer’s governing documents; (ii) the person signing on behalf of Customer is duly authorized; and (iii) this Agreement constitutes a legal, valid and binding obligation of Customer.

14.	Creditor may in its sole discretion, accept a photocopy, electronically transmitted facsimile or other reproduction of this Agreement (a “Counterpart”) as the binding and effective record of this Agreement whether or not an ink signed copy hereof is also received by Creditor from Customer, provided, however, that if Creditor accepts a Counterpart as the binding and effective record hereof, the Counterpart acknowledged in writing above by Creditor shall constitute the record hereof. Customer represents that the signature that appears on the Counterpart that is transmitted by Customer to Creditor in any manner described above is intended by Customer to authenticate the Counterpart notwithstanding that such signature is electronic, facsimile or a reproduction and Customer further agrees that such Counterpart received by Creditor, shall, when acknowledged in writing by Creditor, constitute an original document for the purposes of establishing the provisions thereof and shall be legally admissible under the best evidence rule and binding on and enforceable against Customer. If Creditor accepts a Counterpart as the binding and effective record hereof only such Counterpart acknowledged in writing above by Creditor shall be marked “Original” and perfection of a security interest by possession may only be accomplished by possession of the Counterpart that bears Creditor’s ink signed acknowledgement and is marked “Original.”

Page 2 of 2